Exhibit 99.1

Covidien Declares Quarterly Cash Dividend and Announces Share Repurchase Program

DUBLIN, Ireland – March 16, 2010 – Covidien plc (NYSE: COV) today announced that its Board of Directors has declared a quarterly cash dividend of $0.18 per ordinary share. The dividend is payable on May 14, 2010, to shareholders of record on April 15, 2010.

Covidien also announced that its Board of Directors has authorized a program to purchase up to $1 billion of the Company’s ordinary shares from time to time, based on market conditions, primarily to offset dilution related to equity compensation plans.

“The Board’s approval of the share repurchase program reflects our confidence in the continued growth of Covidien’s business and an ongoing commitment to enhance shareholder value,” said Richard J. Meelia, Chairman, President and CEO. “We remain committed to maintaining a strong balance sheet and are confident that this program will allow us to continue to pursue strategic opportunities for growth.”

ABOUT COVIDIEN

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading product lines in three segments: Medical Devices, Pharmaceuticals and Medical Supplies. With 2009 revenue of $10.7 billion, Covidien has 42,000 employees worldwide in more than 60 countries, and its products are sold in over 140 countries. Please visit www.covidien.com to learn more about our business.

CONTACTS:

Eric Kraus	Coleman Lannum, CFA
Senior Vice President	Vice President
Corporate Communications	Investor Relations
508-261-8305	508-452-4343
eric.kraus@covidien.com	cole.lannum@covidien.com

Bruce Farmer	Brian Nameth
Vice President	Director
Public Relations	Investor Relations
508-452-4372	508-452-4363
bruce.farmer@covidien.com	brian.nameth@covidien.com